Exhibit 99.1

Lincoln Educational Services Corporation Reports Fourth Quarter and
 Full Year 2016 Results; Achieves All 2016 Guidance Metrics

•	Total Company Q4 Revenue of $72.6 Million; Total Company Full Year Revenue of $285.6 Million

•	Q4 Revenue from Continuing Operations of $50.3 Million; $196.9 Million for Full Year

•	Year-End Cash, Cash Equivalents and Restricted Cash of $47.7 Million

•	Q4 Transportation and Skilled Trades Segment Net Income Up 14.9 % to $9.3 million ; Q4 Segment Student Starts Increase 2.3%

•	Q4 Healthcare and Other Professions Segment (excluding closed schools) Student Starts Up 6.3%

•	Provides Preliminary 2017 Outlook

•	Conference Call Today at 10 a.m. ET

WEST ORANGE, N.J., March 1, 2017 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the fourth quarter and full year ended December 31, 2016.

“Our financial results for the fourth quarter and full year help illustrate the increasing level of consistent progress our team is generating for our students, corporate partners and shareholders,” commented Scott M. Shaw, President and CEO.  “For our students, we continued to invest in our curriculum and launched several new transportation and skilled trades programs.  Our enhanced curriculum and expanded programs provide our students with the potential to earn a higher return on their investment from their Lincoln education through higher paying entry level jobs and we believe contributed to an increase in segment student starts during the fourth quarter.”

“We continued to make consistent progress with our corporate partners, as we executed new programs with Audi, Volkswagen and Mini and increased the training programs offered through a number of established partnerships including Fiat Chrysler.  For our shareholders, our increasing level of consistent progress was demonstrated through the achievement of all 2016 guidance metrics and improved financial performance.  We believe we are well positioned in 2017 to build on the past year's achievements and continue the march towards sustained profitability.”

“Our team has continued to invest in the assets classified as discontinued operations while we continue the strategic process to maximize the shareholder value of these assets,” continued Mr. Shaw.  “The Healthcare and Other Professions Segment of our discontinued operations generated a 6.3 percent increase in student starts excluding closed schools during the quarter demonstrating the potential of these schools.  During the quarter, we did close our Henderson (Green Valley), Nevada campus which is included in discontinued operations and announced the closing of our Northeast Philadelphia, Pennsylvania, Center City Philadelphia, Pennsylvania, and our West Palm Beach, Florida campuses which have been classified into our Transitional Segment.  We anticipate the teach-out of all of our Transitional Segment campuses to be completed during 2017, which should significantly reduce our Transitional Segment and Total Operational Losses.”

FOURTH QUARTER RESULTS (CONTINUING OPERATIONS):

Revenue from continuing operations for the fourth quarter was $50.3 million compared with $52.6 million in the fourth quarter of 2015.  This represents a $2.3 million, or 4.2% decrease in revenue for the quarter.  The primary cause for this decrease was due to the Transitional Segment which accounted for 91.2% of the revenue decline.

	Three Months Ended December 31, (Unaudited)
(In Thousands)	2016	2015
Operating (Loss) Income	$(91)	$5,877
Transitional Segment Losses	3,915	56
Impairment Charges	1,387	-
Adjusted Operating Income (a)	$5,211	$5,933

(a) Please refer to the Reconciliation of Non-GAAP Financial Measures

Operating loss for the three months ended December 31, 2016 was $0.1 million.  Excluding the transitional segment operating loss of $3.9 million and a one-time impairment charge of $1.4 million, operating income would have been $5.2 million.  For the three months ended December 31, 2015 operating income was $5.8 million. Excluding the Transitional Segment operating loss of $0.1 million, operating income would have been $5.9 million.

The Company’s educational services and facilities expenses from continuing operations decreased by $0.8 million, or 3.4% to $22.5 million for the three months ended December 31, 2016 from $23.3 million in the prior year comparable period.  This was due to a decrease in instructional expenses primarily as a result of a reduction in the number of instructors and other related costs resulting from lower average student population primarily attributed to the teach-out of the Company’s Fern Park, Florida campus which was completed in the first quarter of 2016.  In addition, sales, marketing and other related costs to attract potential students were reduced as a result of the planned closures of the Northeast Philadelphia, Pennsylvania; Center City Philadelphia, Pennsylvania; and West Palm Beach, Florida campuses which are expected to be fully taught out during 2017.  Educational services and facilities expenses, as a percentage of revenue, increased slightly to 44.8% from 44.4%.

Selling, general and administrative expenses from continuing operations increased by $1.7 million, or 7.6% to $23.5 million for the three months ended December 31, 2016 from $21.8 million in the prior year comparable period.  The increase in expense was primarily due to favorable workers compensation adjustments made in the prior year resulting from better claims history and an increase in legal expense.  As a percentage of revenues, selling, general and administrative expense increased to 46.6% in the fourth quarter of 2016 from 41.5% in the prior year comparable quarter.

	Three Months Ended December 31, (Unaudited)
(In Thousands)	2016	2015
Net Income from continuing operations	$84	$3,878
Transitional Segment Losses	3,915	154
Gain from Finance Obligation	(1,678)	-
Impairment Charges	1,387	-
Adjusted Net Income from Continuing Operations (a)	$3,708	$4,032

(a) Please refer to the Reconciliation of Non-GAAP Financial Measures

The fourth quarter’s net income from continuing operations was $0.1 million, or $0.0 per share.  Excluding a net loss incurred by the Transitional Segment of $3.9 million, a $1.7 million gain relating to the modification of the Company’s finance obligation and a one-time non-cash impairment charge of $1.4 million we would have reported net income of $3.7 million for the fourth quarter of 2016.  Net loss for the three months ended December 31, 2015 was $3.9 million.  Excluding a net loss incurred in our Transitional Segment of $0.1 million, net income would have been $4.0 million.

FOURTH QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades

Transportation and Skilled Trades segment revenue was $46.6 million for the three months ended December 31, 2016, compared to $46.8 million in the comparable quarter in 2015.

Student start results increased by 2.3% to 940 from 919 for the three months ended December 31, 2016 as compared to the prior year comparable period.  Segment student population as of December 31, 2016 was 6,700 versus 6,617 as of December 31, 2015, which met management’s expectations provided in February 2016. Operating income for the three months ended December 31, 2016 increased to $9.4 million from $8.4 million in the prior year comparable period.

Transitional

The Transitional segment revenue was $3.7 million for the three months ended December 31, 2016 as compared to $5.7 million in the prior year comparable period mainly attributable to the closing of the Fern Park, Florida campus and the suspension of new student enrollment at the Northeast Philadelphia, Pennsylvania; Center City Philadelphia, Pennsylvania; and West Palm Beach, Florida campuses during 2016.

Corporate and Other

Corporate expense increased by $3.0 million to $5.5 million for the three months ended December 31, 2016 from $2.5 million for the prior year comparable period.  The increase was primarily due to a $1.4 million impairment charge recognized for the Company’s vacant corporate property in the fourth quarter of 2016 in combination with favorable workers compensation adjustments made in the prior year resulting from better claims history and an increase in legal expense.

2016 FINANCIAL RESULTS (CONTINUING OPERATIONS)

Revenue was $196.9 million for the year ended December 31, 2016 versus $208.3 million for the year ended December 31, 2015.  This represents an $11.3 million, or 5.5% decrease in revenue year over year.  The decrease in revenue can be attributed to two main reasons.  The first is due to our transitional segment which accounted for 47.7% of the total revenue decline.  The second is a product of lower carry-in population which has been one of the main contributing factors to the declines in revenue over the past several years.  On a continuing basis, Lincoln is starting 2017 with approximately 300 fewer students than on January 1, 2016.  Excluding the Transitional Segment, the Company is starting the year with approximately 100 or 1.25% more students than on January 1, 2016.

	Year Ended December 31, (Unaudited)
(In Thousands)	2016	2015
Operating (Loss) Income	$(5,163)	$5,949
Transitional Segment Losses	6,334	1,685
Impairment Charges	1,387	216
Adjusted Operating Income (a)	$2,558	$7,850

(a) Please refer to the Reconciliation of Non-GAAP Financial Measures

Operating loss for the year ended December 31, 2016 was $5.2 million.  Excluding the loss from the Transitional segment of $6.3 million and a one-time impairment charge of $1.4 million, the Company’s operating income would have been $2.6 million.  Operating income for the year ended December 31, 2015 was $6.0 million.  Excluding the Transitional segment loss of $1.6, and an impairment charge of $0.2 million, Lincoln would have reported operating income of $7.8 million.  The primary reason for the $5.2 million decrease in operating income was due to a decline in revenue as a result of starting 2016 with approximately 600 fewer students than on January 1, 2015.  Excluding our Transitional Segment, our student population as of December 31, 2016 was up 1.3% year over year.

Educational services and facilities expense remained essentially flat at $94.9 million for the year ended December 31, 2016 when compared to the prior year comparable period.

Selling, general and administrative expense decreased by $2.3 million, or 2.1%, to $103.1 million for the year ended December 31, 2016 from $105.4 million in the prior year.  This decrease was primarily the result of $1.8 million in reduced costs relating to our Transitional Segment, and $0.8 million in reduced salaries.  Partially offsetting the decrease is an increase in marketing expenses. The increase in marketing expense was the result of additional spending made in an effort to reach more potential students, expand brand awareness, and increase enrollments.

Transportation and Skilled Trades revenue was $177.9 million for the year ended December 31, 2016, versus $183.8 million in the prior year.  This decrease was primarily the result of a 5.3% decline in average student population, which decreased to approximately 6,900 from 7,200 in the prior year.  The decrease in average population was a result of starting 2016 with approximately 600 fewer students than on January 1, 2015.  The revenue decline from a lower population was slightly offset by a 2.2% increase in average revenue per student due to a shift in program mix.

Transitional segment revenue was $19.0 million for the year ended December 31, 2016, versus $24.4 million in the prior year.  Revenue declines are primarily due to the closure of the Fern Park, Florida campus in the first quarter of 2016 and the suspension of new student enrollments in 2016 relating to the Center City Philadelphia, Pennsylvania; Northeast Philadelphia, Pennsylvania; and West Palm, Florida campuses.

DISCONTINUED OPERATIONS

	Year Ended December 31, (Unaudited)
(In Thousands)	2016	2015
Net Loss from Discontinued Operations	$(23,806)	$(3,491)
Impairment Charges	17,465	-
Closed Campuses during 2016	6,861	2,646
Adjusted Net Income (Loss) from Discontinued Operations (a)	$520	$(845)

(a) Please refer to the Reconciliation of Non-GAAP Financial Measures

Net loss from discontinued operations was $23.8 million for the year ended December 31, 2016.    Our disposal group assets held for sale are required to be measured at the lower of carrying value or fair value less cost to sell.  As a result of our consideration of offers received on our disposal group held for sale, we concluded that an impairment charge of $17.5 million was required, comprised of a $9.9 million goodwill and indefinite-life intangible asset impairment and a $7.6 million impairment relating to long-lived assets. The Healthcare and Other Professions Segment operations are included in the loss from discontinued operations line on the Statement of Operations.

Excluding the $17.5 million impairment charge and $6.9 million in losses incurred for closed campuses the Company would have reported net income of $0.5 million for the year ended December 31, 2016.  In 2015, the Company reported a net loss of $3.5 million.  Excluding $2.6 million in losses incurred for closed campuses the net loss would have been $0.8 million.  This represents a $1.3 million increase in net income year over year which reinforces management’s commitment to invest in assets classified as discontinued operations and strategically continue to maximize shareholder value.

During the year ended 2016, the Company continued to evaluate methods for lowering fixed costs and improving the overall student experience of its discontinued operations.  As a result, Lincoln decreased the square footage at one campus; relocated another campus to a more modern facility; and made a strategic decision to close the Henderson (Green Valley), Nevada campus as of December 31, 2016.  In addition, the Company made the strategic decision to teach-out the Northeast Philadelphia, Pennsylvania, Center City Philadelphia, Pennsylvania, and West Palm Beach, Florida campuses which are expected to be fully taught-out during 2017.    The Company continues to pursue the disposition of the discontinued operations.

BALANCE SHEET INFORMATION

The Company had $47.7 million of cash, cash equivalents and restricted cash at December 31, 2016 ($26.7 million of restricted cash at December 31, 2016) as compared to $61.0 million of cash, cash equivalents and restricted cash as of December 31, 2015 ($22.6 million of restricted cash at December 31, 2015). This decrease is primarily the result of a net loss during the year ended December 31, 2016; $11.5 million of campus closing costs; $0.7 million loan modification fee paid to the Company’s lender in connection with an amendment of a new term loan agreement resulting in more favorable covenants; and $0.7 million in severance paid during the year ended December 31, 2016.

As of December 31, 2016, total net assets classified as assets held for sale net of liabilities held for sale were $13.2 million (net of liabilities of $11.6 million) compared to $32.0 (net of liabilities of $12.3 million) at December 31, 2015.  This decrease was primarily attributable to a $17.5 million impairment charge relating to our disposal group assets which are classified as held for sale.

DISCONTINUED OPERATIONS

On November 3, 2015, the Board of Directors approved a plan for the divestiture of the Company’s schools included in the Healthcare and Other Professions business segment.  In December 2015, the Board of Directors approved a plan to cease operations of the remaining school in this segment located in Hartford, Connecticut.  That school closed in the fourth quarter of 2016.  In addition, in the fourth quarter of 2016, the Board of Directors approved plans to cease operations at our schools in Henderson (Green Valley), Nevada, Center City Philadelphia, Pennsylvania, Northeast Philadelphia, Pennsylvania and West Palm Beach, Florida.  The Henderson, Nevada campus closed in the fourth quarter of 2016.  Divestiture of the Company’s Healthcare and Other Professions business segment marks a strategic shift in business strategy.  The results of operations of the 15 campuses included in Healthcare and Other Professions business segment are reflected as discontinued operations in the consolidated financial statements.  The Center City Philadelphia, Pennsylvania, Northeast Philadelphia, Pennsylvania and West Palm Beach, Florida campuses, which were previously included in the Healthcare and Other Professions segment are now included in the Transitional segment except the West Palm Beach, Florida properties which remain held-for-sale.  Implementation of the plan would result in the Company’s operations focused solely on the Transportation and Skilled Trades segment.

2017 OUTLOOK

The Company provided the following guidance for 2017:

•	The Company expects to achieve operating income companywide including discontinued operations, with the exception of closed campuses.
•	The Company expects to achieve low single digit revenue growth in the Transportation and Skilled Trades segment.
•	In addition, the Company anticipates completing the teach-out of Northeast Philadelphia, Center City Philadelphia, and West Palm Beach campuses.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com. To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolnedu.com. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 69923401. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 69923401.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under two reportable segments: Transportation and Skilled Trades, and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolnedu.com.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on From 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our Company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our annual and quarterly reports. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2016	2015	2016	2015

REVENUE	$50,348	$52,552	$196,910	$208,256
COSTS AND EXPENSES:
Educational services and facilities	22,549	23,336	94,922	94,970
Selling, general and administrative	23,473	21,807	103,129	105,380
Loss on sale of assets	515	1,550	120	1,741
Impairment of goodwill and long-lived assets	3,902	-	3,902	216
Total costs & expenses	50,439	46,693	202,073	202,307
OPERATING (LOSS) INCOME	(91)	5,859	(5,163)	5,949
OTHER:
Interest income	14	12	155	52
Interest expense	(1,467)	(1,901)	(6,001)	(5,727)
Other income	1,678	-	6,711	109
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	134	3,970	(4,298)	383
PROVISION FOR INCOME TAXES	50	92	200	242
INCOME (LOSS) FROM CONTINUING OPERATIONS	84	3,878	(4,498)	141
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(18,711)	4,679	(23,806)	(3,491)
NET( LOSS) INCOME	$(18,627)	$8,557	$(28,304)	$(3,350)
Basic
Income (loss) per share from continuing operations	$0.00	$0.17	$(0.19)	$0.01
(Loss) income per share from discontinued operations	(0.80)	0.20	(1.02)	(0.15)
Net (loss) income per share	$(0.79)	$0.37	$(1.21)	$(0.14)
Diluted
Income (loss) per share from continuing operations	$0.00	$0.17	$(0.19)	$0.01
(Loss) income per share from discontinued operations	(0.80)	0.20	(1.02)	(0.15)
Net (loss) income per share	$(0.79)	$0.37	$(1.21)	$(0.14)
Weighted average number of common shares outstanding:
Basic	23,514	23,247	23,453	23,167
Diluted	23,514	23,347	23,453	23,227

Other data:

Adjusted EBITDA (1)	$7,936	$8,621	$16,425	$16,621
Depreciation and amortization from continuing operations	$2,447	$2,762	$10,975	$10,347
Number of campuses	28	31	28	31
Average enrollment from continuing operations	7,983	8,375	7,725	8,395
Stock-based compensation	$354	$242	$1,442	$1,127
Net cash provided by (used in) operating activities	$3,406	$11,845	$(6,107)	$14,337
Net cash used in investing activities	$(1,539)	$(608)	$(2,182)	$(1,767)
Net cash (used in) provided by financing activities	$(43)	$(5,239)	$(9,067)	$13,551

Selected Consolidated Balance Sheet Data: (In thousands)	December 31, 2016

Cash and cash equivalents	$21,064
Restricted cash	26,651
Current assets	66,297
Working capital	(2,033)
Total assets	163,207
Current liabilities	68,330
Long-term debt including current portion	41,957
Total stockholders' equity	72,391

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA, Adjusted EBITDA, Total Revenue, Adjusted Operating Income, Adjusted Net Income from Continuing Operations, and Adjusted Net Income (Loss) from Discontinued Operations are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income (loss) from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Adjusted EBITDA includes non-cash charges related to impairment of goodwill and long-lived assets.  EBITDA and Adjusted EBITDA are presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies. Total Revenue includes revenue from continuing operations and revenue from discontinued operations. Adjusted Operating Income includes Operating Income (Loss), Transitional Segment losses, and non-cash charges related to Impairment of goodwill and long-lived assets.  Adjusted Net Income from Continuing Operations includes Net Income (Loss) from Continuing Operations, Transitional Segment Losses, Other Income, and non-cash charges related to the impairment of goodwill and long-lived assets.   Adjusted Net Income (Loss) from Discontinued Operations includes non-cash charges related to the impairment of goodwill and long-lived assets and costs associated with closed schools within the Healthcare and Other Professions Segment.

Following is a reconciliation of net loss from continuing operations to EBITDA, Adjusted EBITDA, and Total Revenue:

	Three Months Ended December 31, (Unaudited)		Year-Ended December 31, (Unaudited)
	2016	2015	2016	2015

Net income (loss) from continuing operations	$84	$3,878	$(4,498)	$141
Interest expense, net	1,453	1,889	5,846	5,675
Provision for income taxes	50	92	200	242
Depreciation and amortization	2,447	2,762	10,975	10,347
EBITDA	4,034	8,621	12,523	16,405

Impairment of goodwill and long-lived assets	3,902	-	3,902	216
Adjusted EBITDA	$7,936	$8,621	$16,425	$16,621

	Three Months Ended December 31, (Unaudited)
	Auto		Transitional		Corporate
	2016	2015	2016	2015	2016	2015

Net income (loss) from continuing operations	$9,303	$8,094	$(3,915)	$(154)	$(5,304)	$(4,062)
Interest expense, net	58	348	-	98	1,395	1,443
Provision for income taxes	-	-	-	-	50	92
Depreciation and amortization	2,259	2,448	9	88	179	226
EBITDA	11,620	10,890	(3,906)	32	(3,680)	(2,301)

Impairment of goodwill and long-lived assets	-	-	2,515	-	1,387	-
Adjusted EBITDA	$11,620	$10,890	$(1,391)	$32	$(2,293)	$(2,301)

	Year-Ended December 31, (Unaudited)
	Auto		Transitional		Corporate
	2016	2015	2016	2015	2016	2015

Net income (loss) from continuing operations	$21,182	$25,263	$(6,399)	$(2,072)	$(19,281)	$(23,050)
Interest expense, net	96	1,614	65	396	5,685	3,665
Provision for income taxes	-	-	-	-	200	242
Depreciation and amortization	9,601	9,162	694	379	680	806
EBITDA	30,879	36,039	(5,640)	(1,297)	(12,716)	(18,337)

Impairment of goodwill and long-lived assets	-	216	2,515	-	1,387	-
Adjusted EBITDA	$30,879	$36,255	$(3,125)	$(1,297)	$(11,329)	$(18,337)

	Three Months ended December 31, (Unaudited)		Year-Ended December 31, (Unaudited)
	2016	2015	2016	2015
Revenue from continuing operations	$50,348	$52,552	$196,910	$208,256
Revenue from discontinued operations	22,220	25,391	88,649	97,846
Total Revenue	$72,568	$77,943	$285,559	$306,102

REPORTABLE SEGMENT RESULTS (Unaudited):

	Three Months Ended December 31,
	2016	2015	% Change
Revenue:
Transportation and Skilled Trades	$46,640	$46,835	-0.4%
Transitional	3,708	5,717	-35.1%
Total	$50,348	$52,552	-4.2%

Operating Income (Loss):
Transportation and Skilled Trades	$9,361	$8,443	10.9%
Transitional	(3,913)	(56)	6887.5%
Corporate	(5,539)	(2,528)	119.1%
Total	$(91)	$5,859	-101.6%

Starts:
Transportation and Skilled Trades	940	919	2.3%
Transitional	88	117	-24.8%
Total	1,028	1,036	-0.8%

Average Population:
Transportation and Skilled Trades	7,236	7,305	-0.9%
Transitional	747	1,070	-30.2%
Total	7,983	8,375	-4.7%

End of Period Population:
Transportation and Skilled Trades	6,700	6,617	1.3%
Transitional	595	928	-35.9%
Total	7,295	7,545	-3.3%

REPORTABLE SEGMENT RESULTS (Unaudited):

	Year Ended December 31,
	2016	2015	% Change
Revenue:
Transportation and Skilled Trades	$177,882	$183,821	-3.2%
Transitional	19,028	24,435	-22.1%
Total	$196,910	$208,256	-5.4%

Operating Income (Loss):
Transportation and Skilled Trades	$21,278	$26,778	-20.5%
Transitional	(6,334)	(1,689)	-275.0%
Corporate	(20,107)	(19,140)	-5.1%
Total	$(5,163)	$5,949	186.8%

Starts:
Transportation and Skilled Trades	7,626	7,794	-2.2%
Transitional	838	1,227	-31.7%
Total	8,464	9,021	-6.2%

Average Population:
Transportation and Skilled Trades	6,852	7,238	-5.3%
Transitional	873	1,157	-24.5%
Total	7,725	8,395	-8.0%

End of Period Population:
Transportation and Skilled Trades	6,700	6,617	1.3%
Transitional	595	928	-35.9%
Total	7,295	7,545	-3.3%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP, INVESTOR RELATIONS:
Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Dave Schemelia, dave@evcgroup.com; 646-445-4800